EXHIBIT 10.13

SUBLEASE AGREEMENT

        THIS SUBLEASE (“Sublease”) is made as of the 25 day of May, 2000, by and between SUNGARD PORTFOLIO SOLUTIONS, a Delaware corporation (“Sublessor”) and INFORMATION PRODUCTS CENTER, INC., a New Jersey corporation (“Sublessee”).

BACKGROUND

        A.           Sublessor leases certain premises containing floor area of approximately 19,723 square feet (the “Premises”) in the building located at 7 Kingsbridge Road, Fairfield, New Jersey (“Building”) pursuant to an Agreement of Lease dated December 28, 1992 (the “Prime Lease”) between NEW DUTCH LANE CORP., N.V., a Delaware corporation, as landlord, and Sublessor, f/k/a SHAW DATA SERVICES, INC, as tenant. A true and correct copy of the Prime Lease is attached hereto and made a part hereof as Exhibit “A”. HUDSON EQUITIES has since succeeded to the interest of New Dutch Lane Corp., N.V., as landlord under the Prime Lease (the “Prime Landlord”).

        B.           Sublessee desires to lease from Sublessor, and Sublessor desires to lease to Sublessee, a portion of the Premises aggregating approximately 9,661 square feet, as shown on Exhibit “B” attached hereto and incorporated herein (the “Subleased Premises”) on the terms and condition contained in this Sublease.

TERMS

        NOW, THEREFORE, for and in consideration of the foregoing Background and the mutual covenants, promises, conditions and agreements herein contained, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

        1.           Definitions.  Those capitalized terms not defined herein shall have the same meanings ascribed to them in the Prime Lease.

        2.           Sublease Term. Sublessor hereby leases to Sublessee and Sublessee hereby rents from Sublessor the Subleased Premises for a term (the “Sublease Term”) commencing on the earlier of: (i) the erection by Sublessor of a demising Wall for the Subleased Premises (the “Work”), or (ii) June 1, 2000 (the “Sublease Commencement Date”). The Sublease Term shall automatically terminate at 11:59 P.M. local time on December 27, 2005, without the necessity of notice from either party, unless extended or sooner terminated pursuant to the provisions of this Sublease.

        3.           Rent.

                   (a)     Base Rent. During the Sublease Term, Sublessee shall pay to Sublessor as annual base rent (“Base Rent”) of One Hundred Forty-Four Thousand Nine Hundred Fifteen Dollars ($144,915.00) per annum for the Subleased Premises, in advance, in successive monthly installments of Twelve Thousand Seventy-Six and 25/100 Dollars ($12,076.25) on the first (1st) day of each and every calendar month without prior notice or demand, abatement, set-off or deduction whatsoever. The first monthly installment of Base Rent shall be due and payable upon full execution of this Sublease. In the event that the Sublease Commencement Date is not the first day of a calendar month, Base Rent for such fraction of a month shall be pro-rated based on a per diem basis.

                   (b)     Additional Rent. Sublessee shall pay to Sublessor, as additional rent (the “Additional Rent”), an amount equal to its pro rata share (“Sublessee's Percentage Share”) of increases over a calendar year 2000 base year for all Real Estate Taxes and Operating Costs assessed by Prime Landlord against Sublessor under the Prime Lease, as set forth in Article 22 of the Prime Lease. Such payments of Additional Rent shall be made by Sublessee to Sublessor within five (5) days of Sublessor's invoice to Sublessee for the Additional Rent, but in no event later than the date payment is due to the Prime Landlord. In addition, Sublessee shall pay: (i) for the removal of any trash or refuse from the Subleased Premises if such removal shall require the use of trash dumpsters in addition to those dumpster(s) provided by Prime Landlord under the Prime Lease, and (ii) fifty percent (50%) of the costs for repairs, maintenance and supplies to and for the kitchen and bathroom in the Premises, including but not limited to water, coffee, milk, vending machines, bathroom supplies and other paper products. For purposes of this Sublease, Sublessee's Percentage Share shall mean 48.98 percent (48.98%), subject to adjustment as provided in the Prime Lease.

                   (c)     Electricity. Sublessee agrees to pay Sublessor an additional amount equal to Twelve Thousand Seventy-Six and 25/100 Dollars ($12,076.25) per annum in advance, in successive monthly installments of One Thousand Six and 35/100 Dollars ($1,006.35) for Sublessee's use of electricity within the Subleased Premises (the “Electric Charge”). The Electric Charge shall be paid to Sublessor by Sublessee along with Sublessee's payment of Base Rent and Additional Rent on the first (1st) day of each and every calendar month without prior notice or demand, abatement, set-off or deduction whatsoever. The first monthly installment of the Electric Charge shall be due and payable upon full execution of this Sublease. In the event that the Sublease Commencement Date is not the first day of a calendar month, the Electric Charge for such fraction of a month shall be pro-rated based on a per diem basis. The parties acknowledge that the initial Electric Charge is a reasonable estimate of Sublessee's anticipated usage of electricity in the Subleased Premises. The Electric Charge is subject to increase during the Sublease Term at any time and from time to time as reasonably calculated by Sublessee if Sublessee determines that Sublessee's use of such electricity exceeds the amount charged by the then existing Electric Charge.

                   (d)     Other Charges. Sublessee shall pay directly to Sublessor prior to the date the corresponding payment is due under the Prime Lease all charges or other payments imposed by the Prime Lease which are due by reason of Sublessee's default under this Sublease.

                   (e)     Place of Payment. All Base Rent, Additional Rent, Electric Charge and/or any other charge herein reserved, included, or agreed to be treated as rent (all Base Rent, Electric Charge and such other charges, are sometimes hereinafter collectively referred to as “Rent”) shall be payable at the office of Sublessor, or at such other place as Sublessor may from time to time designate by notice in writing.

        4.            Late Charges. In addition to the remedies available to Sublessor in the event of default, if Sublessee shall fail to pay any item of Rent within five (5) days after its due date, Sublessee shall pay a late charge in an amount equal to ten percent (10%) of the amount due to cover the extra expense involved in handling delinquent payments. The parties agree that this is not a penalty but is a reasonable estimate of the additional expense Sublessor will incur in the event of Sublessee's late payment.

        5.           Use. Sublessee shall use and occupy the Subleased Premises for the purposes permitted under the Prime Lease and for no other purpose. Sublessee shall observe and comply with all Rules and Regulations of the Building. Sublessee shall not use, generate, store, treat, dispose of, or otherwise introduce into, on or about the Subleased Premises any Hazardous Substances (as hereinafter defined), nor shall Sublessee cause or permit any other person or entity to do so. Hazardous Substances means any hazardous waste, hazardous substance, pollutant, contaminant, biological waste or solid waste as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., and any other applicable federal, state or local laws or ordinances, and in the rules and regulations thereunder, as may be amended, supplemented or superseded from time to time, including without limitation any polychlorinated biphenyls (PCB's), urea formaldehyde, asbestos or petroleum or petroleum containing products or any other substance which may at any time be a violation or support a claim or cause of action for liability under common law or any federal, state or local health, safety, or environmental statute, regulation, ordinance or other environmental regulatory requirement, whether currently or as a result of future removal. Sublessee agrees to clean up Hazardous Substances on the Subleased Premises, if caused or permitted by Sublessee (or if Sublessee shall be otherwise responsible therefor), in a manner which shall comply with all applicable all health, safety and environmental laws and requirements. Upon request, Sublessee shall cooperate with Sublessor and Prime Landlord in furnishing to a governmental authority any information which may be required regarding all health, safety and environmental matters. The provisions of this Paragraph regarding all health, safety and environmental matters shall survive the expiration or sooner termination of this Lease.

         6.          Application of Prime Lease.

                   (a)     Sublessee's Obligations. This Sublease is expressly subject and subordinate to all of the terms and conditions of the Prime Lease, and to all amendments, renewals and extensions thereof, and all of the terms, provisions and covenants as contained in the Prime Lease are incorporated herein by reference, except as herein expressly set forth. Sublessee hereby covenants and agrees to observe all of the terms, conditions, covenants imposed upon the Tenant under the Prime Lease and to perform all of the duties and obligations imposed upon the Tenant thereunder, except with regard to the payment of Base Rent and Additional Rent as set forth herein. To the extent any provision of this Sublease is inconsistent with any provisions of the Prime Lease, this Sublease shall govern except that if the standard for performance is more stringent under either the Prime Lease or this Sublease, the more stringent provisions shall prevail and Sublessee shall be obligated to comply therewith. Sublessee acknowledges that any default by it under this Sublease may constitute a default by Sublessor as Tenant under the Prime Lease, and that Sublessee's liability to Sublessor shall include, but not be limited to, any damages or liabilities incurred by Sublessor to Prime Landlord under the Prime Lease.

                   (b)     No Duty to Render Services. Sublessor is not and shall not be required to render any services or utilities of any kind whatsoever to Sublessee or to perform any obligation of Landlord under the Prime Lease. Sublessor shall not be liable to Sublessee, nor shall there be an abatement of Base Rent, Additional Rent or any other Rent due hereunder, for any default or failure on behalf of the Prime Landlord under the Prime Lease in the performance or nonperformance by the Prime Landlord of any of its covenants and obligations under the Prime Lease. If for any reason whatsoever, the Prime Lease should terminate prior to the expiration of the Sublease Term, then this Sublease shall likewise terminate simultaneously with such termination and Sublessee shall have no right or cause of action against Prime Landlord or Sublessor by reason of such termination.

                   (c)     Insurance. During the Sublease Term, Sublessee agrees to maintain all insurance as required on the part of the Tenant under the Prime Lease, and such additional insurance and coverages as required by Sublessor, and shall name as additional insureds, as their interests may appear, both the Prime Landlord and Sublessor. Prior to the Sublease Commencement Date, Sublessee shall deliver to Sublessor a certificate of insurance evidencing the existence of such insurance together with receipted bills evidencing payment of the premiums for the ensuing twelve (12) month period. At least thirty (30) days before any insurance policy shall expire, Sublessee shall deliver to Sublessor replacement certificates of insurance together with receipted bills therefor as aforesaid.

                   (d)     Inspections. Sublessor shall have the right to enter the Subleased Premises during normal business hours and upon reasonable prior notice to Sublessee, for purposes of inspection and for the other purposes for which rights of entry are reserved under the Prime Lease, except that such prior notice shall not be required in the case of emergency.

         7.          Condition of Subleased Premises. SUBLESSEE HAS EXAMINED THE PRIME LEASE, THE CONDITION OF THE SUBLEASED PREMISES, AND EVERY OTHER ASPECT OF OR RELATING TO THE SUBLEASED PREMISES, AND ACCEPTS THE SUBLEASED PREMISES IN ITS "AS IS" CONDITION WITHOUT REPRESENTATION, COVENANT OR WARRANTY, EXPRESS OR IMPLIED, IN FACT OR IN LAW, BY SUBLESSOR OR ITS AGENTS, AND WITHOUT RECOURSE TO SUBLESSOR OR PRIME LANDLORD, AS TO ANY OF THE ABOVE. IT IS UNDERSTOOD AND AGREED THAT SUBLESSOR IS UNDER NO DUTY TO MAKE REPAIRS, IMPROVEMENTS OR ALTERATIONS TO THE SUBLEASED PREMISES AT THE TIME OF LETTING OR AT ANY TIME THEREAFTER OTHER THAN THE WORK.

        8.           Alterations/Repairs.

                   (a)     Sublessee shall not make any alterations, improvements or additions to the Subleased Premises unless Sublessee strictly adheres to the obligations of Sublessor as Tenant as set forth in Article 6 of the Prime Lease.

                   (b)     Sublessee shall keep the Subleased Premises in a neat and orderly condition and shall make all repairs to the Subleased Premises required of Sublessor as Tenant as set forth in Article 5 of the Prime Lease.

        9.           Assignment or Subletting. Sublessee may not assign this Sublease or sublet all or any portion of the Subleased Premises without the prior written consent of Sublessor and Prime Landlord and in accordance with the provisions of the Prime Lease. If Sublessor and Prime Landlord consent to any such assignment or subletting, Sublessee shall remain fully and primarily liable to Sublessor, in all respects, under this Sublease.

        10.           Default of Sublessee and Remedies of Sublessor. If Sublessee shall at any time be in default in the payment of Rent or of any other sum required to be paid by Sublessee under this Sublease, or in theperformance of or compliance with any of the terms, covenants, conditions or provisions of this Sublease or the Prime Lease, or violate the provisions of Paragraph 9 above, or if Sublessee shall be adjudicated as bankrupt, or shall make an assignment for the benefit of creditors, or shall file a bill in equity or otherwise initiate proceedings for the appointment of a receiver of Sublessee's assets, or shall file any proceeding in bankruptcy or for reorganization or an arrangement under any federal or state law, then and in addition to any other rights or remedies Sublessor may have under this Sublease and at law and in equity, shall have the following rights:

                   (a)     Sublessor shall have the same rights and remedies against Sublessee for default of this Sublease as the Prime Landlord would have against Sublessor as Tenant under the Prime Lease, including, without limitation, the rights of rental acceleration, Sublease termination, retaking possession and damages.

                   (b)     If Sublessee shall be in default in the payment of Rent or any other sum required to be paid by Sublessee under this Sublease beyond any applicable grace period, Sublessee shall pay interest on the delinquent amounts at the lesser of the maximum rate permitted by law, if any, or eighteen percent (18%) per annum from the date due to the date paid.

                   (c)      No waiver by Sublessor of any breach by Sublessee of any of Sublessee's obligation, agreements or covenants herein shall be a waiver of any subsequent breach or of any obligation, agreement of covenant, nor shall any forbearance by Sublessor to seek a remedy for any breach by Sublessee be a waiver by Sublessor of any rights and remedies with respect to such or any subsequent breach.

                   (d)     If Sublessee shall be in default in the performance of any of its obligations hereunder, Sublessor may (but shall not be obligated to do so), in addition to any other rights it may have in law or equity, cure such default on behalf of Sublessee. In such event, Sublessee shall reimburse Sublessor upon demand, as additional rent, for any costs incurred by Sublessor in curing said defaults, including without limitation reasonable attorneys' fees from the date Sublessor incurs such costs, along with interest from the date Sublessor cures any such default until the date such sum is paid, at the rate of eighteen percent (18%) per annum.

        11.           Grace Period. If Sublessee shall be in default of any of the terms and provisions of this Sublease, and if the Prime Lease shall allow a grace period for cure of a default of a similar type and nature, then Sublessee shall be entitled to a grace period which is one half of the corresponding grace period in the Prime Lease (i.e. 2 days if there is a 5 day grace period in the Prime Lease, or 15 days for a 30 day grace period in the Prime Lease).

        12.           Indemnification of Sublessor and Prime Landlord. Sublessee agrees to indemnify, defend and save Sublessor and Prime Landlord harmless from and against any and all claims by or on behalf of any persons, firms or corporations arising from the occupancy, conduct, operation or management of the Subleased Premises or from any work or thing whatsoever done or not done in and on the Subleased Premises or Building, or arising from any breach or default on the part of Sublessee in the performance of any covenant or agreement on the part of Sublessee to be performed pursuant to the terms of this Sublease, or under the law, or arising from any act, neglect or negligence of Sublessee, or any of its agents, contractors, subtenants, servants, employees, or licensees, or arising from any accident, injury or damage whatsoever caused to any person, firm, corporation or property occurring during the term of this Sublease, in or about the Subleased Premises or Building, and from and against all costs, expenses and liabilities incurred in connection with any such claim or action or proceeding brought thereon (including without limitation the fees of attorneys, investigators and experts).

        13.           Notices. All notices, requests and demands to be given hereunder shall be in writing, sent by (i) certified mail, return receipt requested, postage prepaid; or (ii) recognized overnight courier service; or (iii) by telecopy, to Sublessor and Sublessee at the addresses set forth below:

If to Sublessor:	SunGard Portfolio Solutions 7 Kingsbridge Road Fairfield, NJ 07004 Attn: Mr. Dan McLaughlin

and	SunGard Data Systems, Inc. 1285 Drummers Lane Wayne, PA 19087 Attn: General Counsel

with a copy to:	Blank Rome Comisky & McCauley LLP One Logan Square Philadelphia, PA 19103 Attn: Matthew J. Comisky, Esquire

If to Sublessee:	Information Product Center, Inc. c/o Applied Digital Solutions, Inc. 259 New Road Parsippany, NJ 07054 Attn: Anat Ebenstein, President

and	Applied Digital Solutions, Inc. 400 Royal Palaceway - Suite 410 Palm Beach, FL 33480 Attn: David Beckett, Esquire

        Either party, by notice similarly given, may change the person and/or address to which future notices shall be sent.

        14.           Security Deposit.

                   (a)     Concurrently with the execution of this Sublease, Sublessee shall deposit with Sublessor the sum of Twenty-Four Thousand One Hundred Fifty-Two and 50/100 Dollars ($24,152.50)(the “Security Deposit”) to be held by Sublessor as security for the full and faithful performance by Sublessee of the terms and conditions of this Sublease. Sublessor shall not be obligated to hold the Security Deposit in a separate account and may hold the Security Deposit in a general account of Sublessor. Sublessee shall not be entitled to any interest on the Security Deposit.. If any Rent or other sum payable by Sublessee to Sublessor becomes overdue and remains unpaid, or should Sublessor make any payments on behalf of Sublessee as permitted by this Sublease, or should Sublessee fail to perform any of the terms and conditions of this Lease, then Sublessor, at its option, and without prejudice to any other remedy which Sublessor may have on account thereof, may appropriate and apply said deposit, or so much thereof as may be required to compensate or reimburse Sublessor, as the case may be, toward the payment of Rent or other such sum payable hereunder, or loss or damage sustained by Sublessor due to the breach or failure to perform on the part of Sublessee, and upon demand, Sublessee shall restore such security to the original sum deposited.

                   (b)     Conditioned upon the compliance by Sublessee of all of the terms of this Lease, and the payment of all sums due hereunder, as and when they fall due, the Security Deposit shall be returned in full to Sublessee on expiration of the Sublease Term and Sublessee's vacation of the Subleased Premises in the condition required pursuant to this Sublease and the Prime Lease.

                   (c)     In the event of any transfer of title to the Subleased Premises, Sublessor shall have the right to transfer the security deposit to said transferee and Sublessor shall thereupon be released by Sublessee from all liability for the return of such security deposit provided said transferee assumes Sublessor's liability under this Sublease; and Sublessee agrees to look to the new lessor for the return of said Security Deposit. It is hereby agreed that the provisions of this Section shall apply to every transfer made of the Security Deposit to a new sublessor.

        15.           Limitation of Liability. In consideration of the benefits accruing hereunder, Sublessee and all of its successors and assigns, covenant and agree that, in the event of actual or alleged failure, breach or default of Sublessor:

                   (a)     the sole and exclusive remedy shall be against Sublessor's interest in the Subleased Premises;

                   (b)     no officer, director, employee or shareholder of Sublessor shall be sued or named a party in any suit or action;

                   (c)     no service of process shall be made against any officer, director, employee or shareholder of Sublessor;

                   (d)     no officer, director, employee or shareholder shall be required to answer or plead to any service of process;

                  (e)     no judgment will be taken against any officer, director, employee or shareholder of Sublessor;

                   (f)     any judgment taken against any officer, director, employee or shareholder of Sublessor may be vacated and set aside at any time without a hearing;

                   (g)     no writ of execution will ever be levied against the assets of any officer, director, employee or shareholder of Sublessor; and

                   (h)     these covenants and agreements are enforceable both by Sublessor and any officer, director, employee or shareholder of Sublessor.

        16.           Surrender. At the expiration or earlier termination of this Sublease, Sublessee covenants that it will peaceably and quietly leave and surrender the Subleased Premises, and will leave the Subleased Premises in broom clean condition and in the same condition as Sublessee is required to maintain the same during the term of this Sublease. Should Sublessee continue to occupy the Subleased Premises after expiration of the Sublease Term or any renewal or renewals thereof, or after a forfeiture incurred, such tenancy shall (without limitation on any of Sublessor's rights or remedies therefor) be one at sufferance from month to month at a minimum monthly Rent equal to twice the Rent payable for the last month of the Sublease Term.

        17.           No Other Rights Conveyed. This Sublease shall not be construed to convey to Sublessee any of Sublessor's renewal options or rights of first offer contained in the Prime Lease, each of which shall be personal and exclusive to Sublessor.

        18.           Fire or Other Casualty/Waiver of Subrogation. Sublessor and Sublessee hereby releases the other and all persons claiming under it, and Sublessee hereby also releases Prime Landlord, to the extent of its insurance coverage, from any and all liability for any loss or damage caused by fire or any of the extended coverage casualties, or any other insured casualty, even if such fire or other casualty shall be brought about by the fault or negligence of the other party, or any persons claiming under it, provided, however, this release shall be in force and effect only with respect to loss or damage occurring during such time as releasor's policies of fire and extended coverage insurance shall contain a clause to the effect that this release shall not affect said policies or the right of releasor to recover thereunder. Sublessor and Sublessee each agrees that its fire and extended coverage and other insurance policies will include such a clause (Sublessee's policies to include such clause releasing both Sublessor and Prime Landlord) so long as the same is obtainable and is includable without extra cost, or if extra cost is chargeable therefor, so long as the other party pays such extra cost. If extra cost is chargeable therefor, each party will advise the other thereof and the amount thereof, and the other party, at its election, may pay the same but shall not be obligated to do so. Sublessor shall not be obligated to pay the extra cost for such a clause in Sublessee's policy in favor of Prime Landlord, but Prime Landlord may elect to pay the same.

        19.           Waiver. It is understood and agreed by and among Sublessor and Sublessee that each of them hereby waives trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matters whatsoever arising out of or in any way connected with this Sublease or the use or occupancy of the Subleased Premises, or otherwise. It is further agreed by and between the parties hereto that in the event Sublessor commences any summary proceedings for non-payment of Rent, Sublessee will not interpose any counterclaim of whatever nature or description in any such proceeding.

        20.           Broker. Sublessee represents and warrants to Sublessor that it has not dealt with any real estate brokers or agents in connection with the negotiation of this Sublease other than Grubb & e Ellis Co. and Insignia/ESG Co. (collectively “Broker”). Sublessee shall indemnify and hold Sublessor harmless from and against any liability and cost which Sublessor may suffer in connection with real estate brokers claiming by, through or under Sublessee seeking any commission, fee or payment in connection with this Sublease.

        21.           Entire Agreement. This Sublease together with the Prime Lease and all exhibits hereto and thereto contains the entire agreement between the parties hereto and there are no collateral agreements or understandings. This Sublease shall not be modified in any manner except by an instrument in writing executed by both Sublessor and Sublessee.

        22.           Successors and Assigns. Subject to the provisions of Paragraph 9 above, this Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        23.          Governing Law. This Sublease shall be governed and construed in accordance with the substantive laws (without reference to choice of laws rules) of the State of New Jersey.

        24.           Time. Time is of the essence in this Sublease and with regard to all provisions herein contained.

        25.           Severability. If any provision hereof shall be found to be illegal, void or unenforceable, this Sublease shall be construed as if said provisions were not herein contained, so as to give full force and effect, as nearly as possible, to the original intent of the parties hereto.

        26.           Relationship. Nothing herein contained shall be deemed to create any partnership or joint venture between the parties hereto, and the relationship of the parties shall be solely that of Sublessor and Sublessee.

        27.           Prime Landlord's Approval. This Sublease is contingent upon the prior written approval of Prime Landlord. If the consent by the Prime Landlord is not obtained, then this Sublease shall be null and void and of no force and effect and neither party shall have any liability to the other under the terms of this Sublease.

        IN WITNESS WHEREOF, the parties have executed this Sublease as of the date and year first above written.

SUBLESSOR:

SUNGARD PORTFOLIO SOLUTIONS, a Delaware corporation

By:	/s/ Dan McLaughlin
Name: Title:	Dan McLaughlin Vice President, CFO

SUBLESSEE:

INFORMATION PRODUCTS CENTER, INC., a New Jersey corporation

By:	/s/ Anat Ebenstein
Name: Title:	Anat Ebenstein President

Attest:	/s/ J. Robert Patterson
Name: Title:	J. Robert Patterson Controller

[corporate seal]

PRIME LANDLORD'S CONSENT TO SUBLEASE

        The undersigned, Prime Landlord under the foregoing Sublease and Sublessor under the Prime Lease, hereby consents to the foregoing Sublease without waiver of any restriction in the Prime Lease concerning further assignment or subletting. The Sublessor under the Sublease, being the Tenant under the Prime Lease, is and shall remain primarily liable under the Prime Lease and notwithstanding anything to the contrary set forth in the Sublease, Prime Landlord has no intention whatsoever to release such party from its obligations under the Prime Lease.

Prime Landlord:

By:	/s/ Moses Baruch
Its:	Moses Baruch

EXHIBIT “A”

Prime Lease

EXHIBIT “B”

Subleased Premises